EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 27th day of January, 2012 (the “Effective Date”), between Texas Gulf Oil & Gas, Inc., a Nevada corporation (the “Employer”), and Timothy J. Connolly, an individual who address is 23 No. Post Lane, Suite 440, Houston, Texas 77024 (the “Executive”, and together with the Employer, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties desire that the Executive shall be employed as the manager of the Employer (the “Chief Executive Officer”); and

WHEREAS, coincident with the execution of this Agreement, Global NuTech, Inc., a Nevada corporation, is entering into a transaction with the Employer whereby it shall acquire One Hundred percent (100%) of the issued and outstanding capital stock of the Employer, which acquisition includes all of the business and goodwill of the Employer (the “Acquisition”); and

WHEREAS, a condition of the Acquisition is the execution of an employment agreement between the Parties, pursuant to which the Executive shall provide his expertise in the Oil and Gas industry to the Employer for the term set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the Parties agree as follows:

AGREEMENT

ARTICLE I

EMPLOYMENT OF EXECUTIVE

1.1           DUTIES AND STATUS.

(a)           The Employer hereby engages the Executive to serve as its Chief Executive Officer for the period specified in Section 3.1 below (the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

(b)           The Executive shall serve as Chief Executive Officer and shall perform such duties and responsibilities appropriate to, consistent with, and commonly associated with, such position (the “Duties”).

(c)           Throughout the Employment Period, the Executive shall devote such time as is mutually deemed to be reasonably necessary for the performance of his Duties.

(d)           During the Employment Period, the Executive shall perform and discharge faithfully, diligently, in good faith and to the best of the Executive’s ability such Duties.

(e)           Except for reasonable business travel mutually agreed upon by the Parties, the Executive shall be required to perform the Duties provided for in this Section 1.1 only at the principal offices of the Employer in the Houston, Texas, metropolitan area.

1.2           COMPENSATION AND GENERAL BENEFITS. The Executive shall be compensated as follows:

(a)           Beginning effective February 1, 2012, the Executive shall be compensated on a monthly basis with the greater of: (i) seven and one-half percent (7.5%) of the Employer’s (x) net revenues from hydrocarbons produced, saved, and marketed from any well or lease (after satisfaction of all other royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of hydrocarbons) (the “Net Revenue Interest”) and (y) all other revenues of Employer whether generated within or outside of the United States, or (ii) US$6,500.00 (the “Base Compensation”). To secure Executive's right to payment, the Net Revenue Interest of Executive shall be recorded of record, in his name, for each well acquired during his term as Chief Executive Officer. Any compensation payable to the Executive shall be paid by the fifteenth (15th) day of the month following the month that such compensation was earned or accrued. Notwithstanding the foregoing, such payment of compensation shall be made simultaneously with, and shall not be made after, the payment of any other of the Employer’s royalty payments on revenues from hydrocarbons produced, saved, and marked from any well or lease. All payments to the Executive shall be subject to applicable withholding and payroll taxes.

(b)           Throughout the Employment Period, the Executive shall be entitled to participate in any and all employee benefits, plans, programs or arrangements which may be implemented by the Employer from time to time and available to similarly-situated employees of the Employer (collectively the “Plans”).

(c)           Other Benefits. The Employer shall also provide to the Executive, as mutually determined by the Parties: (i) corporate credit cards for the Executive’s use with respect to gasoline and other approved business expenses, (ii) a vehicle for business and personal use, (iii) a mobile phone and suitable service package thereto, (iv) a portable or notebook personal computer, and (v) four (4) weeks’ vacation time.

1.3           BONUS. The Employer shall award the Executive an annual bonus if the Executive meets or exceeds certain goals, which goals shall be established by mutual agreement of the Employer’s board of directors and conveyed to the Executive.

1.4           FIELD MANAGEMENT. Subject to the appointment, oversight and direction of the Chief Executive Officer, the Employer shall employ a “Field Manager” who shall be in charge of all field operations. After the completion of the initial year of the operations of the Employer, the Field Manager shall be compensated in an amount equal to ten percent (10%) of all of the Employer's net profits, subject to the Field Manager's satisfaction of certain performance goals which shall be established by the Employer. Once these goals are met, the Field Manager shall be fully vested in this profits interest. The initial Field Manager shall be Damon Wagley, and he shall also be appointed as President of the Employer.

1.5           GUARANTEE OF PAYMENTS DUE EXECUTIVE. All payments due Executive by Employer under this Agreement are hereby guaranteed by its parent company, Global NuTech, Inc., a Nevada corporation, and International Plant Services, L.L.C., another subsidiary of Global NuTech, Inc., as evidenced by their execution of this Agreement.

ARTICLE II

COMPETITION AND CONFIDENTIAL INFORMATION

2.1           COMPETITION AND CONFIDENTIAL INFORMATION. The Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing confidential and proprietary information relating to the business and operations of the Employer and its affiliates, including but not limited to information with respect to present and prospective business plans, financing arrangements, marketing plans, customer and supplier lists, contracts and proposals.

The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Employer and its affiliates and that its disclosure or use by others could cause substantial loss to the Employer and its affiliates.  The Executive and the Employer also recognize that an important part of the Executive’s duties have been, and will continue to be, to develop goodwill for the Employer and its affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Employer and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Employer and its affiliates, may follow the Executive if and when his employment relationship with the Employer ends.

The Executive accordingly agrees that without Employer’s written consent, during the Employment Period, the Executive will not, either individually or as owner, partner, agent, employee, consultant, or in any other capacity, engage in any activity competitive with the Employer or any of its affiliates and will not on his own behalf, or on behalf of any third party, directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of the Employer, or any of its affiliates, who was employed by the Employer or an affiliate on the Effective Date, without regard to whether that employee’s employment with the Employer has subsequently ceased for any reason.

Nothing in this Article II shall be construed to prevent the Executive from owning, as an investment, not more than Ten percent (10%) of a class of equity securities issued by any issuer and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

2.2           NON-DISCLOSURE.  At all times after the Effective Date, the Executive will keep confidential any confidential or proprietary information of the Employer and its affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Employer and shall not at any time directly or indirectly disclose any such information to any person, firm or employer, or use the same in any way other than in connection with the business of the Employer and its affiliates, or pursuant to any duly issued court order or subpoena. For purposes of this Agreement, “confidential or proprietary information” means information unique to the Employer and its affiliates which has a significant business purpose and is not known or generally available from sources outside the Employer and its affiliates.

ARTICLE III

EMPLOYMENT PERIOD

3.1           DURATION. The term of this Agreement shall commence on the Effective Date and shall terminate on the third (3rd) anniversary thereof, but shall automatically be renewed thereafter on an annual basis unless notice of termination is provided by Employer to the Executive six (6) months prior to the end of the current term of this Agreement. The “Employment Period” shall be contemporaneous with the term of this Agreement, unless terminated early in conformity with Section 3.2 below.

3.2           EARLY EMPLOYMENT TERMINATION.  The Employment Period shall be terminated prior to the end of this Agreement for any of the following reasons or upon the occurrence of any of the following events:

(a)           Discharge of the Executive for cause; or

(b)           Death of the Executive; or

(c)           Total disability of the Executive (as defined in Section 3.4(b) below); or

(d)           Voluntary resignation of the Executive.

3.3           COMPENSATION AND/OR BENEFITS FOLLOWING EARLY EMPLOYMENT TERMINATION.

(a)           In the event of an early termination of the Employment Period due to the Employer’s termination of the Executive’s employment, for any reason (i) his right to receive the Base Compensation shall terminate as of the effective date of such early termination, but (ii) in consideration of his prior efforts, he shall continue to receive the Net Revenue Interest on a monthly basis, with the calculation of such payment limited to the revenues generated from hydrocarbon prospects that were owned, established and/or operated during the Executive's term as Chief Executive Officer, with such Net Revenue Interest to be paid to the Executive or, in the event of his death, to his Estate.

(b)           In the event of an early termination of the Employment Period, the Employer shall pay to the Executive all accrued but unpaid vacation pay, bonuses or other compensation earned by the Executive prior to the date of termination.

3.4           DEFINITIONS.  The following words shall have the specified meanings when used in the Sections specified:

(a)           As used in Section 3.2(a), above, the term “cause” means (i) willful and continued non-performance of his job responsibilities, after the Executive has been provided written notice of such non-performance and a reasonable time period, not less than three (3) months, has passed without substantial correction of such non-performance, (ii) the Executive’s conviction for a felony, (iii) proven or admitted fraud, misappropriation, theft or embezzlement by the Executive, (iv) the Executive’s inebriation or use of illegal drugs in the course of, related to or connected with the business of the Employer, (v) the Executive’s willful engaging in misconduct that is materially injurious to the Employer or its affiliates, monetarily or otherwise, or (vi) the breach by the Executive of his obligations under Sections 2.1 or 2.2 above.

(b)           As used in Sections 3.2(c) above, the term “total disability” means a physical or mental condition which causes the Executive to be unable to perform substantially all of the duties of his position hereunder for an aggregate of six (6) months in any twelve-month period as reasonably determined by the Employer.

ARTICLE IV

NOTICES

Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Employer or, in the case of the Employer, at its principal offices.

ARTICLE V

MISCELLANEOUS

5.1           ENTIRE AGREEMENT.  This Agreement constitutes the entire understanding of the Executive and the Employer with respect to the subject matter hereof, and supersedes any and all prior understandings on the subjects contained herein, written or oral.

5.2           MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the Parties in a written instrument executed by the Parties or their legal representatives.  Nothing in this Agreement shall affect the Employer’s and its affiliates’ rights to amend or terminate any of its employee benefit plans, as permitted under applicable law and the respective terms of such plans.

5.3           SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the Parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

5.4           GOVERNING LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

5.5           DISPUTE RESOLUTION; NO LITIGATION.  Disputes arising out of or relating to the interpretation or performance of this Agreement shall first be resolved through friendly consultations.  If such dispute cannot be resolved within thirty (30) calendar days after the commencement of consultation (or any extension thereof mutually agreed to by the Parties), either Party may submit the dispute to mediation by a mutually acceptable mediator to be chosen by Employer and the Executive within twenty (20) calendar days after written notice by either Employer or the Executive demanding mediation.  Neither Employer nor Executive may unreasonably withhold consent to the selection of the mediator.  Each Party shall bear its own costs of mediation, but Employer and Executive will share the costs of the mediator equally.  The mediation shall take place in Houston, Texas. In the event that mediation fails, all disputes shall be settled by binding arbitration to be held in Houston, Texas, within sixty (60) days of the failure of mediation, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The costs and expenses of such arbitration shall be allocated as determined by the arbitrator, and the arbitrator is authorized to award attorney fees to the prevailing Party. Such arbitration shall be conducted by a panel of one (1) arbitrator, who shall be mutually approved by the Parties. In the event that the Parties cannot mutually agree upon an arbitrator, the arbitrator shall be selected pursuant to the applicable rules of the American Arbitration Association. Disputes arising out of this Agreement shall not be the subject of litigation.

** signature page follows **

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.

EMPLOYER:

TEXAS GULF OIL & GAS, INC.

By:	/s/ Timothy J. Connolly
Name:
Its: Chief Executive Officer

EXECUTIVE:

/s/ Timothy J. Connolly
Name: Timothy J. Connolly

The undersigned agrees to the terms of this Agreement, particularly those under Section 1.5., “Guarantee of Payments Due Executive”, and to be bound thereby.

GLOBAL NUTECH, INC.

By:	/s/ David Mathews
Name: David Mathews
Its: Chief Executive Officer

INTERNATIONAL PLANT SERVICES, L.L.C.

By:	/s/ Craig Crawford
Name: Craig Crawford
Its: President

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